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                                                                     EXHIBIT 4.2



                         SECOND AMENDMENT TO DECLARATION

                             OF SUBSCRIPTION RIGHTS



         SECOND AMENDMENT, dated as of October 9, 2002 to the Declaration of Subscription Rights, dated as of October 4, 1998, (the "RIGHTS PLAN") of SmartForce Public Limited Company (the "COMPANY).

         WHEREAS, pursuant to Section 18 of the Rights Plan, the Company may from time to time supplement or amend the Rights Plan in accordance with the provisions of Section 18 thereof; and

         WHEREAS, the Company amended the Rights Plan pursuant to an Amendment to Declaration of Subscription Rights Agreement dated June 10, 2002 (the "First Amendment Agreement"); and

         WHEREAS, Warburg, Pincus Ventures, L.P. has notified the Company that it and/or persons or entities affiliated with it wish to effect purchases of the Company's Ordinary Shares which purchases would have the effect of making Warburg, Pincus Ventures, L.P. and persons or entities affiliated with it the Beneficial Owner of 15% or more of the Ordinary Shares in the capital of the Company then in issue (the term "Beneficial Owner" shall have the meaning assigned to such term in the Rights Plan).

         WHEREAS, the Board of Directors has determined that it is desirable to further amend the Rights Plan to exempt the proposed acquisition of shares by Warburg, Pincus Ventures L.P. and/or persons or entities affiliated with it from the application of the Rights Plan; and

         NOW, THEREFORE, the Company hereby amends the Rights Plan as follows:

         1. Section 1(a) of the Rights Plan is hereby modified and amended by adding the following sentence at the end thereof:

         "Notwithstanding the foregoing, neither Warburg, Pincus Ventures, L.P. nor any person or entity affiliated therewith shall be deemed to be an Acquiring Person in respect of any purchases of Ordinary Shares effected by it provided that none of such persons or entities (either individually or in the aggregate) as a result of such acquisitions becomes the Beneficial Owner of more than 29% of the Ordinary Shares then in issue".

         2. Section 1(s) of the Rights Plan is hereby modified and amended by deleting therefrom the reference to "IR9.375p" and substituting therefor a reference to "E0.11".

         RIGHTS PLAN. Except as amended hereby and by the First Amendment Agreement, the Rights Plan shall remain in full force and effect.

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THE COMMON SEAL of                      )
SMARTFORCE PUBLIC LIMITED               )
COMPANY was hereunto affixed            )
in the presence of:                     )

                                               /s/ Gregory M. Priest
                                               -------------------------------
                                               Gregory M. Priest, Director

                                               /s/ Jennifer Caldwell
                                               -------------------------------
                                               Jennifer Caldwell, Secretary














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